Exhibit 8.1

List of Subsidiaries

Exhibit 8.1
LIST OF SUBSIDIARIES
	Company	Juridiction
1)	ECI Telecom GmbH	Germany
2)	ECI Telecom S.A.S.	France
3)	ECI Telecom (UK) Limited	England & Wales
4)	ECI Telecom Italy SrL	Italy
5)	ECI Telecom Holdings B.V.	Netherlands
6)	ECI Network Solutions B.V.	Netherlands
7)	ECI Telecom Ukraine LLC.	Ukraine
8)	ECI Telecom 2005 LLC.	Russia
9)	ECI Telecom (HK) Limited	Hong Kong
10)	ECI Telecom (Philippines) Inc.	Philippines
11)	Hangzhou ECI Telecommunications Co.	China
12)	ECI Telecom India Private Limited	India
13)	ECI Telecom (AUS) Pty Limited	Australia
14)	ECI Telecom, Inc.	Delaware
15)	ECI Telecom DND, Inc.	Delaware
16)	ECI De Mexico, S.A. de C.V.	Mexico
17)	ECI Telecom De Colombia Finanzas Ltda.	Colombia
18)	ECI Telecom Do Brasil Ltda.	Brazil
19)	ECI Telecom Costa Rica, S.A.	Costa Rica
20)	Lightscape Networks Ltd.	Israel
21)	Inovia Telecoms Ltd.	Israel
22)	Enavis Networks Ltd.	Israel
23)	ECI Telecom-NGTS Ltd.	Israel
24)	ECI WaveInno Ltd.	Israel
25)	Electo Galil Ltd.	Israel
26)	Laurel Networks Holdings Corporation	Delaware
27)	Laurel Networks Ltd.	England & Wales
28)	Laurel Networks GmbH	Germany
29)	Laurel Networks BV	Netherlands